Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Meade Instruments Corp. on Form S-8 of our report, dated May 29, 2012, relating to the Financial Statements of Meade Instruments Corp., appearing in the Annual Report on Form 10-K of Meade Instruments Corp. for the year ended February 29, 2012.

/s/ Moss Adams LLP

Irvine, California
August 9, 2012